Exhibit 99.1
Tallgrass Energy Partners Closes on the Acquisition of a 25 Percent Interest in Rockies Express Pipeline
LEAWOOD, Kan.--(BUSINESS WIRE)-May 9, 2016--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP") and Tallgrass Energy GP, LP (NYSE: TEGP) ("TEGP"), collectively referred to as Tallgrass Energy, today announced that a wholly owned subsidiary of TEP has closed on the purchase of a 25 percent membership interest in Rockies Express Pipeline LLC (“REX”) from a unit of Sempra U.S. Gas and Power for cash consideration of approximately $440 million.
Conference Call
Please join Tallgrass Energy for a conference call and webcast to discuss the REX acquisition at 10:00 a.m. Central Time on Tuesday, May 17, 2016. Interested parties may listen via a link posted on the Investor Relations section of our website and the replay will be available on our website for at least seven days following the live call. Presentation materials that will facilitate the discussion will be posted to the Investor Relations section of our website on Tuesday, May 17, 2016.
About Tallgrass Energy Partners, LP
Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Pony Express, which owns the Pony Express System, a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. It provides natural gas transportation and storage services for customers in the Rocky Mountain, Midwest and Appalachian regions of the United States through the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio, the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming, and the Trailblazer Pipeline system, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. TEP provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, and NGL transportation services in Northeast Colorado. TEP also performs water business services in Colorado and Texas through BNN Water Solutions, LLC. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.
About Tallgrass Energy GP, LP
Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.
To learn more, please visit our website at www.tallgrassenergy.com.
Contact Information
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com